Exhibit 10.106

Sculptor Capital Management, Inc.

Clawback Policy

If any “covered person” is found by a majority of the Board of Directors to have either (1) engaged in willful misconduct (by act or omission) or (2) failed to take action with respect to willful misconduct of others of which they were or reasonably should have been aware, that resulted in a level of achievement of a performance-based compensation measure being met, the Board may recover from such person(s) the amount of performance-based compensation awarded over what should have been awarded absent the willful misconduct. A majority of the Board, in consultation with any experts as the Board deems necessary, is similarly required to determine the amount subject to clawback.

“Covered person” shall be deemed to be all EMDs.

This policy supplements (1) application of the clawback provisions found in Sarbanes-Oxley Section 404 and any other applicable laws and regulatory rules, (2) clawback provisions in company governing documents applicable to breaches of restrictive covenants, and (3) any clawback provisions that exist in any particular employment agreement.